Exhibit 99.1

NEWS RELEASE

DADE BEHRING INC.	Tel: +1 (847) 267-5300
1717 Deerfield Road	Fax: +1 (847) 236-7101
P.O. Box 778
Deerfield, IL 60015-0778

Contact:	Pattie Overstreet-Miller (Media)	(847) 267-5426
	Nancy Krejsa (Investors)	(847) 267-5483

Dade Behring Announces Continued Revenue Gains and Record Profit Performance

EPS growth of 33% for the quarter

Deerfield, IL (July 27, 2004)–Dade Behring Holdings, Inc. (NASDAQ:DADE) today reported net income of $22 million or $.48 per share (diluted) for the quarter ended June 30, 2004, a 45 percent increase in net income over the second quarter of 2003.  Net income for the same period in 2003 was $15 million or $.36 per share (diluted).  Revenues for the quarter of $389 million were up 7.4 percent from $362 million in 2003, with solid performance across all product lines and regions.  On a constant currency basis(1), worldwide revenues rose 4.4 percent, with core product growth of 6.7 percent.

“Our quarter-after-quarter revenue gains and consistent growth in net income and EPS underscore the soundness of our business strategy,” said Jim Reid-Anderson, Dade Behring’s Chairman, President and CEO.  “We remain committed to leveraging and building on our unique strengths: customer focused innovation, outstanding service, flexible solutions, and a deep commitment to quality.  This strategy has served us very well and will continue to guide us in the future.”

For the quarter, net debt (gross debt less cash) decreased by $42 million to $489 million, as the company generated cash flow from operations less capital expenditures of $33 million. The company repaid $67 million of debt in the quarter, the highest level of quarterly debt repayment in the company’s history, including $17 million of bonds.  In July, the company pre-paid an additional $20 million of term debt.

Interest expense included a $1.3 million write-down of deferred financing fees associated with the early payment of debt.  Included in other expense for the quarter were $2.1 million of pre-tax losses associated with the early

-more-

redemption of the bonds.  Collectively, these two items negatively impacted EPS by $.05 per share.

“Our focus remains squarely on meeting the needs of our customers and growing this business profitably,” said John Duffey, Dade Behring’s Chief Financial Officer.  “By managing our cash strategically, we continue to enable investments designed to spur growth and enhance our future.”

Cash earnings per share(2) on a diluted basis for the second quarter and year-to-date were $.94 and $1.77, respectively.  Cash earnings per share adds back depreciation / amortization and stock-based compensation expense, deducts capital expenditures and adjusts income tax expense to taxes actually paid.

Operational Highlights

The company’s total worldwide installed base of instruments grew to approximately 34,000 units at June 30, 2004, an increase of 7.5 percent compared to the company’s installed base as of June 30, 2003 and 3.3 percent over the March 31, 2004 base.

Second quarter 2004 sales in the U. S. increased by 4.4 percent over second quarter 2003, and international sales increased by 10.1 percent, or 4.5 percent on a constant currency basis.  R&D spending for the quarter was $32 million, a 6.2 percent increase over prior year.  On a constant currency basis, R&D spending grew $1.3 million or 4.2 percent year-over-year.

Key drivers for the quarter included the following:

—Continued strong growth in the company’s core product lines.

—Positive results overall across all regions

—Strong gross profit margin of 56.6 percent, driven primarily by continued operating improvements and favorable product mix.

New products commercialized during Q2 2004 included two tests added to the company’s flagship Dimension® line of products: microalbumin, a key assay for nutritional assessment, and lidocaine, a therapeutic drug monitoring test.  Two Dimension instrument system software updates were also released, including one designed to support the upcoming launch of our congestive heart failure test, NT-proBNP.  In addition, the company’s first rapid MicroScan® panel received regulatory clearance in Japan and is now being sold.

Second quarter 2004 Bank EBITDA(3) was a record $90 million, a year-over-year increase of $14 million both on a reported and constant currency basis.

With 2003 revenues of over $1.4 billion, Dade Behring is the world’s largest company dedicated solely to clinical diagnostics.  It offers a wide range of products, systems and services designed to meet the day-to-day needs of labs, delivering innovative solutions to customers and enhancing the quality of life for patients.  Additional company information is available on the internet at www.dadebehring.com.

This press release may contain “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward statements include statements regarding the intent, belief or current expectation of the company and members of its senior management team, including, without limitation, expectations regarding prospective performance and opportunities and the outlook for the company’s businesses, perspective, performance, opportunities and regulatory approval.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by the company.

(1)            “Constant currency” is not a U. S. GAAP defined measure. The company believes this measure provides a meaningful analysis of the underlying activity, since it eliminates the effect of changes in foreign currency exchange rates. Changes on a constant currency basis have been calculated by comparing reported current year amounts to prior year amounts in local currency translated at the foreign currency exchange rates for the current year. “Constant currency,” as defined or presented by the company, may not be comparable to similarly titled measures reported by other companies.

(2)            “Cash earnings per share” is not a U. S. GAAP defined measure.  The company believes this measure provides meaningful profitability metrics, given current accumulated tax loss carryforwards and the net depreciation/amortization impacts relating to the revaluation of assets during the company’s recent restructuring.  A reconciliation of cash earnings to net income is set forth in the attached Consolidated Statement of Operations.

(3)            To allow for accurate year-over-year comparisons and because it is an important financial metric for certain investors, the company will continue to report “Bank EBITDA” (earnings before interest, taxes, depreciation, amortization and certain non-cash and non-recurring charges as defined in the company’s bank credit agreement). A reconciliation of this measure to net income is set forth in the attached Consolidated Statement of Operations.

Dade Behring Holdings, Inc.
Revenue By Product Line
and Region

	Quarter Ended June 30,
			% Change
(Dollars in millions)	2004	2003	Reported	On a Constant Currency Basis *
Product Line
Core Products
Core Chemistry	$251.2	$230.6	8.9%	6.3%
Hemostasis	69.0	59.3	16.4%	12.6%
Microbiology	36.9	35.4	4.2%	1.4%
Infectious Disease Diagnostics	21.4	19.9	7.5%	2.2%
Total Core Products	378.5	345.2	9.6%	6.7%
Mature Products	10.1	16.5	-38.8%	-41.5%
Total	$388.6	$361.7	7.4%	4.4%

Region
United States	$176.6	$169.1	4.4%	4.4%
International	212.0	192.6	10.1%	4.5%
Total	$388.6	$361.7	7.4%	4.4%

	Six Months Ended June 30,
			% Change
(Dollars in millions)	2004	2003	Reported	On a Constant Currency Basis *
Product Line
Core Products
Core Chemistry	$497.2	$446.4	11.4%	6.7%
Hemostasis	138.4	116.6	18.7%	11.6%
Microbiology	70.7	67.5	4.7%	0.9%
Infectious Disease Diagnostics	40.8	39.0	4.6%	-5.1%
Total Core Products	747.1	669.5	11.6%	6.3%
Mature Products	23.3	34.9	-33.2%	-38.0%
Total	$770.4	$704.4	9.4%	4.0%

Region
United States	$350.4	$331.2	5.8%	5.8%
International	420.0	373.2	12.5%	2.6%
Total	$770.4	$704.4	9.4%	4.0%

*                 “Constant currency” is not a U.S. GAAP defined measure.  The company believes this measure provides a meaningful analysis of the underlying activity, since it eliminates the effect of changes in foreign currency exchange rates. The change in sales on a constant currency basis has been calculated by comparing reported current year sales to prior year sales in local currency translated at the foreign currency exchange rates for the current year.  “Constant currency,” as defined or presented by the company, may not be comparable to similarly titled measures reported by other companies.

Dade Behring Holdings, Inc.

Consolidated Balance Sheets  (unaudited)

(Dollars in millions, except share-related data)	June 30, 2004	December 31, 2003

Assets

Current assets:
Cash and cash equivalents	$33.3	$79.5
Accounts receivable, net	293.7	293.6
Inventories	174.2	177.6
Prepaid expenses and other current assets	14.1	18.1
Deferred income taxes	0.8	1.0
Total current assets	516.1	569.8

Property, plant and equipment, net	416.3	427.7
Debt issuance costs, net	12.8	15.6
Deferred income taxes	10.6	7.9
Identifiable intangible assets, net	391.1	409.8
Goodwill	494.8	514.6
Other assets	26.9	25.9
Total assets	$1,868.6	$1,971.3

Liabilities and Shareholders’ Equity

Current liabilities:
Short-term debt	$1.3	$4.8
Accounts payable	72.2	89.7
Accrued liabilities	242.1	257.2
Total current liabilities	315.6	351.7

Long-term debt	520.7	643.4
Deferred income taxes	105.0	108.2
Other liabilities	165.0	171.7
Total liabilities	1,106.3	1,275.0

Commitments and contingencies

Common stock: $.01 par value; 65,000,000 shares authorized at June 30, 2004 and December 31, 2003; 42,833,744 and 41,411,506 shares issued and outstanding at June 30, 2004 and December 31, 2003, respectively	0.4	0.4
Additional paid-in capital	713.5	686.1
Unearned stock-based compensation	(10.4)	(10.6)
Accumulated earnings (deficit)	38.2	(0.5)
Accumulated other comprehensive income	20.6	20.9
Total shareholders’ equity	762.3	696.3
Total liabilities and shareholders’ equity	$1,868.6	$1,971.3

Dade Behring Holdings, Inc.

Consolidated Statements of Operations  (unaudited)

	Quarter Ended June 30,		Period Ended June 30,
(Dollars in millions, except per share data)	2004	2003	2004	2003

Net sales	$388.6	$361.7	$770.4	$704.4
Cost of goods sold	168.6	169.2	345.7	333.1
Gross profit	220.0	192.5	424.7	371.3

Operating costs and expenses:
Marketing and administrative expenses	131.1	121.0	258.5	234.6
Research and development expenses	32.4	30.5	62.8	56.3
Income from operations	56.5	41.0	103.4	80.4

Other income (expense):
Interest expense	(18.0)	(20.5)	(34.6)	(40.4)
Interest income	0.6	0.9	1.3	1.8
Foreign exchange (loss) gain	(2.5)	1.8	(4.2)	(0.4)
Loss on redemption/purchase of senior subordinated notes	(2.1)	—	(4.0)	—
Other	(0.4)	—	(0.4)	(0.6)
Income before income tax expense	34.1	23.2	61.5	40.8
Income tax expense	12.4	8.2	22.8	15.0
Net income	$21.7	$15.0	$38.7	$25.8

Basic shares outstanding	42.7 million	40.1 million	42.3 million	40.0 million
Diluted shares outstanding	45.3 million	41.7 million	45.0 million	41.4 million

Basic earnings per common share	$0.51	$0.37	$0.91	$0.64
Diluted earnings per common share	$0.48	$0.36	$0.86	$0.62

Net income to Bank EBITDA reconciliation:
Net income	$21.7	$15.0	$38.7	$25.8
Depreciation and amortization (including amortization of deferred financing fees)	38.0	33.6	75.0	65.8
Non-cash charges:
Loss on disposal of fixed assets	0.5	0.7	1.3	1.6
Stock-based compensation expense	2.4	0.1	3.7	1.5
Income tax expense	12.4	8.2	22.8	15.0
Interest expense, net (excluding amortization of deferred financing fees)	15.2	18.9	30.2	37.3
Bank EBITDA	$90.2	$76.5	$171.7	$147.0

Net income to Cash Earnings reconciliation:
Net income	$21.7	$15.0	$38.7	$25.8
Depreciation and amortization (including amortization of deferred financing fees)	38.0	33.6	75.0	65.8
Capital expenditures	(30.0)	(25.4)	(56.1)	(45.3)
Stock-based compensation expense	2.4	0.1	3.7	1.5
Income tax expense	12.4	8.2	22.8	15.0
Cash paid during the period for taxes	(1.8)	(4.2)	(4.6)	(5.0)
Cash Earnings	$42.7	$27.3	$79.5	$57.8